Exhibit 99.1

Contact:	Media:	Investors:
	Tony Plohoros	John Elicker
	Communications	Investor Relations
	212-546-4379	212-546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

	Jeff Macdonald	Blaine Davis
	Communications	Investor Relations
	212-546-4824	212-546-4631
	jeffrey.macdonald@bms.com	blaine.davis@bms.com

BRISTOL-MYERS SQUIBB COMPANY REPORTS FINANCIAL RESULTS FOR THE THIRD

QUARTER AND FIRST NINE MONTHS OF 2006

•	Posts Third Quarter 2006 GAAP EPS of $0.17 and Non-GAAP EPS of $0.22

•	PLAVIX® Generic Launch Negatively Impacts Third Quarter Results

•	Sales of Pharmaceutical Growth Drivers* Excluding PLAVIX® Continue to Demonstrate Robust Sales Growth

•	Raises 2006 EPS Guidance to $0.97 to $1.02 on GAAP Basis and $1.02 to $1.07 on Non-GAAP Basis

(NEW YORK, October 26, 2006) – Bristol-Myers Squibb Company (NYSE:BMY) today reported financial results for the third quarter and nine months ended September 30, 2006 and raised earnings guidance for the full year.

Bristol-Myers Squibb posted third quarter 2006 net sales from continuing operations of $4.2 billion, compared with $4.8 billion for the same period in 2005. The company reported third quarter 2006 net earnings from continuing operations of $338 million, or $0.17 per diluted share, under U.S. Generally Accepted Accounting Principles (GAAP), compared to $964 million, or $0.49 per diluted share for the same period in 2005, which included a significant one-time gain on the sale of the Consumer Medicines business. On a non-GAAP basis excluding specified items, third quarter 2006 net earnings from continuing operations were $438 million, or $0.22 per diluted share, compared to $602 million, or $0.31 per diluted share for the same period in 2005. The decrease in non-GAAP net earnings in 2006 as compared to 2005 is mainly due to the impact of an at-risk launch of generic clopidogrel bisulfate, the loss of patent exclusivity on PRAVACHOL® in major markets and increased investments behind the development of new products.

“After assuming the CEO role on an interim basis several weeks ago, I’ve been focused on our company’s strategy, growth prospects and people. I, along with the rest of our Board, believe that Bristol-Myers Squibb has a sound strategy in place to maximize shareholder value. We have one of the best pipelines in the industry and the right team in place to execute our strategy,” said Jim Cornelius, chief executive officer, Bristol-Myers Squibb. “Clearly, our third quarter overall performance was negatively impacted by generic competition to PLAVIX® and the loss of exclusivity on PRAVACHOL® earlier this year. However, our other major products continue to demonstrate robust, double-digit sales growth and the launches of our new products, SPRYCEL™, ORENCIA® and BARACLUDE® are on track.”

For the nine months ended September 30, 2006, net sales from continuing operations decreased 3%, to $13.7 billion compared to the first nine months of 2005. Net earnings from continuing operations in the first nine months of 2006 on a GAAP basis were $1.7 billion, or $0.88 per diluted share, compared to $2.5 billion, or $1.27 per diluted share for the same period last year. On a non-GAAP basis, excluding specified items, Bristol-Myers Squibb reported net earnings from continuing operations of $1.8 billion, or $0.89 per diluted share for the nine months ended September 30, 2006, compared to $2.2 billion, or $1.12 per diluted share for the same period last year.

PLAVIX®

The company has previously disclosed certain developments in the pending PLAVIX® patent litigation with Apotex Corp. and Apotex Inc. (Apotex) and the announcement on August 8, 2006 by Apotex that it had launched a generic clopidogrel bisulfate product that competes with PLAVIX®. On August 31, 2006, a federal court granted a preliminary injunction enjoining further sales of Apotex’s generic product.

The at-risk launch of generic clopidogrel bisulfate had a significant adverse effect on sales in the third quarter, which the company estimates to be in the range of $525 million to $600 million. In the first, second and third quarters of 2006, U.S. net sales for PLAVIX® were $850 million, $988 million and $474 million, respectively. Estimated total U.S. prescription demand for clopidogrel bisulfate (branded and generic) increased by 14% in the third quarter of 2006 compared to 2005, while estimated total U.S. prescription demand for branded PLAVIX® decreased by 32% in the same period. As a result of the lower demand for branded PLAVIX®, the number of months of PLAVIX® inventory in the U.S. wholesaler distribution channel increased to 1.5 months on hand at September 30, 2006.

The company expects that generic clopidogrel bisulfate that was sold into distribution channels will continue to satisfy a significant majority of prescription demand for the remainder of 2006. In addition, sales of generic clopidogrel bisulfate are expected to have a residual impact on PLAVIX® sales into 2007 - the amount and duration of which will depend on the amount of generic product that Apotex sold into the distribution channels, and the rate at which such product will continue to satisfy overall prescription demand. The company cannot reliably estimate this impact at this point in time.

For information regarding PLAVIX® litigation and related matters, please see the section titled “PLAVIX® LITIGATION” below.

NEW PRODUCT AND PIPELINE DEVELOPMENTS

On September 21, the Committee for Medicinal Products for Human Use of the European Medicines Agency (EMEA) recommended a marketing authorization for SPRYCEL™ (dasatinib) for the treatment of adults with chronic, accelerated, or myeloid or lymphoid blast phase chronic myeloid leukemia with resistance or intolerance to prior therapy, including GLEEVEC® (imatinib mesylate) or Philadelphia chromosome-positive acute lymphoblastic leukemia with resistance or intolerance to prior therapy. The company received approval for SPRYCEL™ from the U.S. Food and Drug Administration (FDA) in June 2006.

In September, Bristol-Myers Squibb and Gilead Sciences, Inc. submitted ATRIPLA™ (efavirenz 600 mg / emtricitabine 200 mg / tenofovir disoproxil fumarate 300 mg) for regulatory approval in Canada. In addition, Bristol-Myers Squibb, Gilead Sciences, Inc. and Merck & Co., Inc. submitted a Marketing Authorization Application for ATRIPLA™ to the EMEA in October. ATRIPLA™, the first-ever once-daily single tablet three-drug regimen for human immunodeficiency virus (HIV) intended as a stand-alone therapy or in combination with other antiretrovirals, received approval from the FDA in July 2006.

Bristol-Myers Squibb and Otsuka Pharmaceutical Co., Ltd. received approval from the FDA in September and the EMEA in October for ABILIFY® Injection, the first ready-to-use single-dose vial of an atypical antipsychotic to control agitation in adults with schizophrenia and bipolar mania.

On October 20, Bristol-Myers Squibb received FDA approval of a new once-daily 300 mg single capsule formulation of REYATAZ® for the treatment of HIV-1 infection in adults as part of combination therapy, which can replace two REYATAZ® 150 mg capsules in appropriate patients. Bristol-Myers Squibb now has one-pill, once-daily HIV medicine options available in three drug classes as part of combination therapy.

The company launched BARACLUDE® for the treatment of chronic hepatitis B virus infection in several new markets during the third quarter, including Germany, France, the United Kingdom and Japan. BARACLUDE® is currently approved in more than 50 countries worldwide, including the U.S. and China.

In August, Bristol-Myers Squibb and sanofi-aventis received approval from both the FDA and the EMEA for an additional indication for PLAVIX® (clopidogrel bisulfate) to reduce the rate of death from any cause and the rate of a combined endpoint of re-infarction, stroke or death in patients with acute ST-segment elevation myocardial infarction (STEMI). An estimated 300,000 Americans suffer STEMI events each year, and survivors are at high risk of suffering another atherothrombotic event. PLAVIX® has now received indications to reduce the risk of atherothrombotic events across the entire spectrum of acute coronary syndrome (ACS), which affects more than 2.8 million people in the U.S. and Europe. The STEMI indication was based on large-scale clinical trials involving more than 40,000 patients, highlighting the importance of intellectual property protection, which is essential to explore the full potential of medicines.

In October, the company moved its investigational anti-thrombosis compound apixaban into Phase III development. Apixaban is an oral direct factor Xa inhibitor. Apixaban has potential prophylactic and therapeutic value in a broad range of thrombotic conditions, including prevention and treatment of venous thromboembolism (including deep vein thrombosis and pulmonary embolism), prevention of stroke associated with atrial fibrillation (AF), and prevention of the arterial thromboembolic events associated with ACS. AF is the most common heart beat abnormality (arrhythmia) in the U.S., with more than 2 million people diagnosed and living with this disorder – a number which is expected to double in the next 20 years. An estimated one in four people will be diagnosed with AF during their lifetime and AF is responsible for one out of every six strokes.

THIRD QUARTER RESULTS

•	Third quarter 2006 net sales from continuing operations decreased 13% to $4.2 billion compared to the same period in 2005. The company estimates the third quarter 2006 sales impact from the at-risk launch of generic clopidogrel bisulfate in August 2006 to be in the range of $525 million to $600 million. U.S. net sales decreased 18% to $2.2 billion for the quarter compared to 2005, driven by the impact of generic clopidogrel bisulfate and the loss of exclusivity of PRAVACHOL® in the U.S. in April 2006, partially offset by strong performance of the remaining pharmaceutical growth drivers and new products. International net sales decreased 7%, including a 2% favorable foreign exchange impact, to $2.0 billion primarily due to an increase in generic competition.

•	Cost of products sold, as a percentage of net sales, increased to 35.3% in the third quarter of 2006 compared with 31.1% in 2005 in the same period. This increase was primarily due to the unfavorable impact of pharmaceutical net sales mix, including the loss of sales of PLAVIX® due to the at-risk launch of generic clopidogrel bisulfate in August 2006 as well as impairment charges for a manufacturing facility and EMSAM® related assets. In addition, in the third quarter of 2006, the company reported $24 million of expenses (or 0.6% as a percentage of net sales) in cost of products sold, which were reported in 2005 as marketing, selling and administrative expenses.

•	Marketing, selling and administrative expenses decreased by 8% to $1.2 billion in the third quarter of 2006 compared to the same period in 2005, mainly due to the reclassification of certain costs from marketing, selling and administrative expenses to cost of products sold; lower sales force expenses resulting from the previously announced restructuring of the U.S. primary care sales organization that became effective in March 2006; and lower international expenses for PRAVACHOL®.

•	Advertising and product promotion spending decreased by 18% to $286 million in the third quarter of 2006 from $349 million in the same period in 2005, primarily driven by lower spending on mature brands, timing of PLAVIX® spending and the divestiture of the U.S. and Canadian Consumer Medicines business in 2005, partially offset by increased investments in the other major products and new products including ORENCIA® and SPRYCEL™.

•	Research and development expenses increased by 13% to $756 million in the third quarter of 2006 from $669 million in the same period in 2005, principally reflecting continued investments in late-stage compounds.

•	In the third quarter of 2006, the company recorded pre-tax charges of $20 million related to the adoption of a new accounting standard for stock option expensing that became effective on January 1, 2006. The charges were recorded in cost of products sold, marketing, selling and administrative expenses, and research and development expenses.

INCOME TAXES

The effective income tax rate on earnings from continuing operations before minority interest and income taxes was 31.3% for the three months ended September 30, 2006, compared with 31.2% for the three months ended September 30, 2005.

SPECIFIED ITEMS

In the three months ended September 30, 2006 and 2005, the company recorded specified income and expense items that affected the comparability of the results.

The pre-tax specified items in 2006 included:

•	$74 million in charges related to asset impairment, including a $27 million charge on a milestone payment made earlier in 2006 resulting from lower than expected sales of EMSAM®, accelerated depreciation, and downsizing and streamlining of worldwide operations

•	$17 million in upfront and milestone payments

•	$38 million of income, net, from an adjustment to the commercial litigation reserve and an insurance recovery, partially offset by an increase to the product liability reserve

In addition, a charge of $39 million was recognized to reflect a change in estimate for taxes on a prior year item.

The pre-tax specified items in 2005 included:

•	$569 million gain on sale of the U.S. and Canadian Consumer Medicines business and related assets

•	$31 million net charges primarily associated with accelerated depreciation and asset impairment

•	$26 million income from insurance recoveries related to various litigation matters

For additional information on specified items, see “Use of Non-GAAP Financial Information” and Appendix 1. Details reconciling these non-GAAP amounts with GAAP amounts including specified items are provided in supplemental materials available on the company’s website.

PHARMACEUTICALS

Worldwide pharmaceutical sales decreased 17%, including a 1% favorable foreign exchange impact, to $3.2 billion in the third quarter of 2006 compared to the same period in 2005. Worldwide sales of the products that the company views as growth drivers* decreased by 8% in the third quarter of 2006 as compared to the same period in 2005. Excluding all PLAVIX® sales, worldwide sales of the other growth drivers* increased by 26% as compared to the same period in 2005.

U.S. pharmaceutical sales decreased 22% to $1.6 billion in the third quarter of 2006 compared to the same period in 2005, primarily due to the at-risk launch of generic clopidogrel bisulfate in August 2006 and loss of exclusivity of PRAVACHOL® offset by continued growth of ERBITUX®, ABILIFY®, the SUSTIVA® franchise, REYATAZ® and AVAPRO®/AVALIDE® and sales of new products ORENCIA®, BARACLUDE® and SPRYCEL®. In aggregate, estimated U.S. wholesaler inventory levels of the company’s key pharmaceutical products sold by the U.S. Pharmaceutical business at the end of the third quarter increased to approximately three weeks as compared to slightly over two weeks at the end of the second quarter, primarily due to the lower demand for PLAVIX® resulting from the impact of the at-risk launch of generic clopidogrel bisulfate.

International pharmaceutical sales decreased 9%, including a 2% favorable foreign exchange impact, to $1.5 billion for the third quarter of 2006 compared to the same period in 2005. The decrease was mainly due to a decline in PRAVACHOL® and TAXOL® resulting from increased generic competition in Europe, partially offset by increased sales of newer products including REYATAZ®, ABILIFY® and BARACLUDE®. The company’s reported international sales do not include copromotion sales reported by its alliance partner, sanofi-aventis, for PLAVIX® and AVAPRO®/AVALIDE®, which continued to show growth in the third quarter of 2006.

Product Sales

•	Sales of PLAVIX®, a platelet aggregation inhibitor that is part of the company’s alliance with sanofi-aventis, decreased 36%, including a 1% favorable foreign exchange impact, to $630 million in the third quarter of 2006 from $980 million in the same period in 2005. Sales of PLAVIX® decreased 43% in the U.S. in the third quarter of 2006 to $474 million from $833 million in the same period in 2005. For further information on U.S. PLAVIX® sales, see discussions under “PLAVIX®” above and “PLAVIX® LITIGATION” below.

•	Sales of AVAPRO®/AVALIDE®, an angiotensin II receptor blocker for the treatment of hypertension that is also part of the sanofi-aventis alliance, increased 10%, including a 2% favorable foreign exchange impact, to $277 million in the third quarter of 2006 from $251 million in the same period in 2005. U.S. sales increased 8% to $159 million in the third quarter of 2006 from $147 million in the same period in 2005, primarily due to higher average net selling prices and higher demand. Estimated total U.S. prescription demand increased approximately 3% compared to 2005. International sales increased 13%, including a 4% favorable foreign exchange impact, to $118 million compared to $104 million in the same period in 2005.

•	Total revenue for ABILIFY®, an antipsychotic agent for the treatment of schizophrenia, acute bipolar mania and bipolar disorder, increased 20%, including a 1% favorable foreign exchange impact, to $313 million in the third quarter of 2006 from $260 million in the same period in 2005. U.S. sales increased 21% to $260 million in the third quarter 2006 from $214 million in the same period in 2005, primarily due to higher demand. Estimated total U.S. prescription demand increased approximately 18% compared to the same period last year. Total revenue for ABILIFY® primarily consists of alliance revenue representing the company’s 65% share of net sales in countries where it copromotes with Otsuka Pharmaceutical Co., Ltd.

•	Sales of REYATAZ®, a protease inhibitor for the treatment of HIV, increased 32%, including a 2% favorable foreign exchange impact, to $233 million in the third quarter of 2006 from $176 million in the same period in 2005, primarily due to increased demand in the U.S., Europe and Latin America. Estimated total U.S. prescription demand increased approximately 15% compared to 2005. International sales increased 46%, including a 4% favorable foreign exchange impact, to $104 million in the third quarter of 2006 from $71 million in the same period in 2005.

•	Sales of ERBITUX®, which is sold by the company almost exclusively in the U.S., increased 64% to $175 million in the third quarter of 2006 from $107 million in the same period in 2005, driven by increased demand for usage in the treatment of both head and neck cancer and colorectal cancer. ERBITUX® is marketed by the company under a distribution and copromotion agreement with ImClone Systems Incorporated.

•	Sales for ORENCIA®, BARACLUDE® and SPRYCEL™ were $34 million, $22 million and $11 million, respectively, in the third quarter of 2006. These recently launched products continued to perform on plan and have been gaining market share. As noted above, the company recorded an impairment charge on a milestone payment made earlier in 2006 resulting from the lower than expected sales of EMSAM®, which were $3 million for the third quarter of 2006.

•	Total revenue for the SUSTIVA® franchise, a non-nucleoside reverse transcriptase inhibitor for the treatment of HIV, increased 18%, including a 2% favorable foreign exchange impact, to $201 million in the third quarter of 2006 from $170 million in the same period in 2005. Estimated total U.S. prescription demand for the SUSTIVA® franchise increased approximately 12% compared to 2005. Total revenue for the SUSTIVA® franchise include sales of SUSTIVA® as well as revenue from bulk efavirenz included in the combination therapy, ATRIPLATM, which is sold through a joint venture with Gilead Sciences, Inc.

•	Sales of PRAVACHOL®, an HMG Co-A reductase inhibitor, decreased 64%, including a 1% favorable foreign exchange impact, to $192 million in the third quarter of 2006 from $527 million in the same period in 2005, due to market exclusivity expiration in the U.S. in April 2006 resulting in generic competition for most strengths and generic competition in key European markets, including France, in July 2006.

•	Sales of TAXOL®, an anti-cancer agent sold almost exclusively in non-U.S. markets, decreased 22%, including a 1% unfavorable foreign exchange impact, to $137 million in the third quarter of 2006 from $175 million in the same period in 2005, primarily due to increased generic competition in Europe and generic entry in Japan during the third quarter.

HEALTH CARE GROUP

The combined third quarter 2006 revenues from the Health Care Group increased 1% to $1.0 billion compared to the same period in 2005. Excluding a 5% unfavorable impact from the divestiture of the U.S. and Canadian Consumer Medicines business in the third quarter of 2005, Health Care Group sales increased 6% in the third quarter of 2006.

Nutritionals

Worldwide Nutritional sales increased 6%, including a 1% favorable foreign exchange impact, to $582 million in the third quarter of 2006 from $547 million in the same period in 2005. U.S. Nutritional sales were relatively flat at $267 million in the third quarter of 2006 in part due to temporary supply constraints, which were remedied during the quarter. International Nutritional sales increased 12% to $315 million in the third quarter of 2006, including a 3% favorable foreign exchange impact, primarily due to increased sales of ENFAMIL® and ENFAGROW®.

Other Health Care

•	Worldwide ConvaTec sales increased 6%, including a 2% favorable foreign exchange impact, to $265 million in the third quarter of 2006 from $250 million in the same period in 2005. Sales of wound therapeutic products increased 9%, including a 3% favorable foreign exchange impact, to $113 million in the third quarter of 2006 from $104 million in the same period in 2005, primarily due to continued growth of the AQUACEL® franchise.

•	Worldwide Medical Imaging sales increased 2% to $153 million in the third quarter of 2006 from $150 million in the same period in 2005. This increase was primarily due to an increase in TechneLite® technetium Tc99m Generator sales, resulting from the residual impact following a competitor’s withdrawal from the market and an increase in DEFINITY® sales during a competitor’s continued withdrawal from the market, partially offset by a decline in CARDIOLITE® sales.

2006 GUIDANCE

Bristol-Myers Squibb raises its 2006 full-year earnings guidance for fully diluted earnings per share from continuing operations on a GAAP basis to between $0.97 and $1.02, from no less than $0.95 as previously provided following the at-risk launch of generic clopidogrel bisulfate.

The company also raises its 2006 fully-diluted earnings per share guidance to between $1.02 and $1.07 from no less than $0.95 on a non-GAAP basis, which excludes specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

The GAAP guidance provided above does not include other specified items that may occur and impact fourth quarter results. These specified items include charges and recoveries relating to significant legal proceedings, debt retirement costs and other charges related to new transactions, milestone payments, copromotion or alliance charges and payments for in-process research and development related to new external development transactions, gains or losses from asset disposals and restructuring activities.

The company and its subsidiaries are the subject of a number of significant pending lawsuits, claims, proceedings and investigations in addition to the pending PLAVIX® litigation described below. It is not possible at this time reasonably to assess the final outcome of these investigations or litigations. Management continues to believe, also as previously disclosed, that the aggregate impact, beyond current reserves, of the pending PLAVIX® patent litigation, these other litigations and investigations and other legal matters affecting the company is reasonably likely to be material to the company’s results of operations and cash flows, and may be material to its financial condition and liquidity. The company’s GAAP and non-GAAP guidance for 2006 described above does not reflect the potential impact of either the pending PLAVIX® patent litigation as described below or any other litigation or investigation or other legal matters on the company’s results of operations for the fourth quarter of 2006.

PLAVIX® LITIGATION

On August 31, 2006, the U.S. District Court for the Southern District of New York (the Court) granted the motion by the company and its product partner, sanofi-aventis, for a preliminary injunction to halt further sales of Apotex’s generic clopidogrel bisulfate product. The Court did not order Apotex to recall products sold or shipped. Apotex has appealed the Court’s preliminary injunction order. A hearing on that appeal is scheduled for October 31, 2006. As previously disclosed, the composition of matter patent for PLAVIX®, which expires in 2011, is subject to litigation in the U.S. with Apotex. The trial in the underlying patent litigation has been set for January 22, 2007. If Apotex were to prevail in its appeal of the preliminary injunction order or at the trial in the underlying patent litigation, the company would expect to face renewed generic competition for PLAVIX® promptly thereafter. There are other pending PLAVIX® patent litigations in the United States and in other less significant markets for the product. The company continues to believe that the PLAVIX® patents are valid and infringed, and with sanofi-aventis, is vigorously pursuing these cases.

It is not possible at this time reasonably to assess the ultimate outcome of Apotex’s appeal of the preliminary injunction, the underlying patent litigation with Apotex or of the other PLAVIX® patent litigations, or the timing of any renewed generic competition for PLAVIX® from Apotex or additional generic competition for PLAVIX® from other generic pharmaceutical companies. Loss of market exclusivity of PLAVIX® and/or the development of sustained generic competition would be material to the company’s sales of PLAVIX®, results of operations and cash flows, and could be material to the company’s financial condition and liquidity. PLAVIX® is the company’s largest product by net sales, and U.S. net sales for PLAVIX® in 2005 were $3.2 billion.

As previously disclosed, the Antitrust Division of the United States Department of Justice is conducting a criminal investigation regarding the proposed settlement of the pending PLAVIX® patent litigation with Apotex. The company is cooperating fully with the investigation. It is not possible at this time reasonably to assess the outcome of the investigation or its impact on the company. It is also not possible at this time reasonably to assess the impact of the investigation, if any, on the company’s compliance with the Deferred Prosecution Agreement (DPA) with the United States Attorney’s Office for the District of New Jersey (USAO). Also as previously disclosed, the USAO initiated an investigation that is being conducted by the Monitor and the USAO into corporate governance issues relating to the company’s negotiations of the proposed settlement with Apotex. This investigation has been expanded to include a review of whether there was any violation of Federal securities laws in connection with the proposed settlement with Apotex under the terms of the previously disclosed Consent Order the company entered into with the U.S. Securities and Exchange Commission in August 2004 (SEC Consent). It is not possible at this time reasonably to assess the outcome of the investigation or its impact on the company.

For additional discussion of legal matters, including the PLAVIX® patent litigation, the Antitrust Division investigation related to the proposed settlement with Apotex and the terms of the DPA and SEC Consent, see “Item 1. Financial Statements Note 17. Legal Proceedings and Contingencies,” and “Management’s Discussion and Analysis – SEC Consent Order and Deferred Prosecution Agreement” in the company’s Form 10-Q Quarterly Report for the period ending June 30, 2006.

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings and earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sale of businesses and product lines; from sale or write-down of equity investments and from discontinuations of operations; restructuring items that meet the requirements of SFAS 112 for severance and SFAS 146 for other exit costs; accelerated depreciation charges under SFAS 144 related to restructuring items described above; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval that are immediately expensed; copromotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement; income from upfront and milestone payments that is immediately recognized for out-licensing of products, including deferred income recognized upon termination; costs of early debt retirement; and significant tax events, including the repatriation of special dividends pursuant to the American Jobs Creation Act of 2004. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s operational results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, difficulties and delays in product development, manufacturing and sales, patent positions and the unpredictability of the ultimate outcome of any litigation matter, including whether the appellate court in the PLAVIX® litigation with Apotex will, on appeal, rule in the company’s favor and maintain interim relief pending trial, and whether the company will prevail at trial in the underlying patent litigation, as well as any risks associated with the criminal investigation conducted by the Department of Justice in connection with the proposed settlement with Apotex, and the launch of a generic clopidogrel bisulfate product by Apotex, including the amount of generic product distributed and the rate at which it will be utilized by prescription demand, and the time-period in which it will impact the company’s results. These factors also include the ability to realize projected cost savings and the expiration of patents on certain other products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, furnished to and filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on October 26, 2006 at 10:30 a.m. (EDT) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at www.bms.com/ir or by dialing 913-981-4901. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Tony Plohoros, 212-546-4379, or Jeff Macdonald, 212-546-4824, Communications, or John Elicker, 212-546-3775, or Blaine Davis, 212-546-4631, Investor Relations.

# # #

ABILIFY® is a trademark of Otsuka Pharmaceutical Company, Ltd.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of sanofi-aventis

ERBITUX® is a trademark of ImClone Systems Incorporated

EMSAM® is a trademark of Somerset Pharmaceuticals, Inc.

GLEEVEC® is a trademark of Novartis, Inc.

TRUVADA® is a trademark of Gilead Sciences, Inc.

ATRIPLA™ is a trademark of both Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

*	Growth drivers include PLAVIX®, AVAPRO®/AVALIDE®, ABILIFY®, REYATAZ® and ERBITUX®

BRISTOL-MYERS SQUIBB COMPANY

NET SALES BY OPERATING SEGMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(Unaudited, dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Pharmaceuticals	$3,154	$3,778	$10,713	$11,242

Nutritionals	582	547	1,729	1,621
Other Health Care	418	442	1,259	1,325

Health Care Group	1,000	989	2,988	2,946

Net Sales	$4,154	$4,767	$13,701	$14,188

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products for the three and nine months ended September 30, 2006 compared to the three and nine months ended September 30, 2005. In addition, the table includes, where applicable, the estimated total (both retail and mail-order customers) prescription growth, for the comparative periods presented, for certain of the company’s U.S. primary care pharmaceutical prescription products. The estimated prescription growth amounts are based on third-party data. A significant portion of the company’s domestic pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
	2006	2005	% Change	2006	2005	% Change	% Change in U.S. Total Prescriptions vs. 2005
Three Months Ended September 30,

Pharmaceuticals
Cardiovascular
Plavix	$630	$980	(36)%	$474	$833	(43)%	(32)%
Pravachol	192	527	(64)%	73	297	(75)%	(82)%
Avapro/Avalide	277	251	10%	159	147	8%	3%
Coumadin	53	57	(7)%	45	49	(8)%	(19)%
Monopril	34	49	(31)%	—	1	(100)%	(54)%
Virology
Reyataz	233	176	32%	129	105	23%	15%
Sustiva franchise (total revenue)	201	170	18%	128	101	27%	12%
Zerit	38	51	(25)%	19	24	(21)%	(30)%
Baraclude	22	2	* *	14	2	* *	* *
Other Infectious Diseases
Cefzil	18	48	(63)%	1	27	(96)%	(96)%
Oncology
Erbitux	175	107	64%	173	106	63%	N/A
Taxol	137	175	(22)%	2	4	(50)%	N/A
Sprycel	11	—	—	11	—	—	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	313	260	20%	260	214	21%	18%
EMSAM	3	—	—	3	—	—	N/A
Immunoscience
Orencia	34	—	—	34	—	—	N/A
Other Pharmaceuticals
Efferalgan	62	66	(6)%	—	—	—	N/A
Nutritionals
Enfamil	246	230	7%	169	168	1%	N/A
Enfagrow	69	54	28%	—	—	—	N/A
Other Health Care
Ostomy	139	139	—	39	43	(9)%	N/A
Wound Therapeutics	113	104	9%	36	34	6%	N/A
Cardiolite	97	106	(8)%	86	95	(9)%	N/A

	Worldwide Net Sales			U.S. Net Sales
	2006	2005	% Change	2006	2005	% Change	% Change in U.S. Total Prescriptions vs. 2005
Nine Months Ended September 30,

Pharmaceuticals
Cardiovascular
Plavix	$2,761	$2,762	—	$2,312	$2,329	(1)%	(2)%
Pravachol	1,051	1,672	(37)%	503	908	(45)%	(51)%
Avapro/Avalide	790	705	12%	465	406	15%	4%
Coumadin	163	156	4%	138	133	4%	(22)%
Monopril	131	162	(19)%	3	6	(50)%	(54)%
Virology
Reyataz	676	508	33%	370	295	25%	17%
Sustiva franchise (total revenue)	569	510	12%	351	301	17%	8%
Zerit	119	169	(30)%	56	76	(26)%	(31)%
Baraclude	47	7	* *	32	7	* *	* *
Other Infectious Diseases
Cefzil	64	184	(65)%	(5)	107	(105)%	(90)%
Oncology
Erbitux	485	292	66%	481	290	66%	N/A
Taxol	433	566	(23)%	10	12	(17)%	N/A
Sprycel	11	—	—	11	—	—	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	920	688	34%	758	575	32%	22%
EMSAM	15	—	—	15	—	—	N/A
Immunoscience
Orencia	57	—	—	57	—	—	N/A
Other Pharmaceuticals
Efferalgan	192	209	(8)%	—	—	—	N/A
Nutritionals
Enfamil	736	715	3%	498	501	(1)%	N/A
Enfagrow	195	153	27%	—	—	—	N/A
Other Health Care
Ostomy	403	405	—	114	115	(1)%	N/A
Wound Therapeutics	318	304	5%	100	93	8%	N/A
Cardiolite	305	316	(3)%	268	282	(5)%	N/A

**	Change is in excess of 200%

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND NIINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(Unaudited, amounts in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net Sales	$4,154	$4,767	$13,701	$14,188

Cost of products sold	1,465	1,483	4,509	4,333
Marketing, selling and administrative	1,189	1,286	3,608	3,737
Advertising and product promotion	286	349	933	1,032
Research and development	756	669	2,246	1,971
Provision for restructuring, net	2	(5)	6	—
Litigation (income)/charges, net	(9)	(26)	(44)	72
Gain on sale of businesses	—	(569)	(200)	(569)
Equity in net income of affiliates	(118)	(84)	(336)	(240)
Other (income)/expense, net (a)	(34)	38	59	168

	3,537	3,141	10,781	10,504

Earnings from Continuing Operations Before Minority Interest and Income Taxes	617	1,626	2,920	3,684
Provision for income taxes	193	507	777	754
Minority interest, net of taxes	86	155	424	437

Earnings from Continuing Operations	338	964	1,719	2,493

Discontinued Operations
Loss, net of taxes	—	—	—	(5)
Gain on Disposal, net of taxes	—	—	—	13

	—	—	—	8

Net Earnings	$338	$964	$1,719	$2,501

Earnings per Common Share:

Basic:
Earnings from Continuing Operations	$0.17	$0.49	$0.88	$1.28
Discontinued Operations
Loss, net of taxes	—	—	—	—
Gain on Disposal, net of taxes	—	—	—	—

Net Earnings per Common Share	$0.17	$0.49	$0.88	$1.28

Diluted:
Earnings from Continuing Operations	$0.17	$0.49	$0.88	$1.27
Discontinued Operations
Loss, net of taxes	—	—	—	—
Gain on Disposal, net of taxes	—	—	—	—

Net Earnings per Common Share	$0.17	$0.49	$0.88	$1.27

Average Common Shares Outstanding:
Basic	1,961	1,953	1,959	1,951
Diluted	1,992	1,984	1,991	1,983
___________
(a) Other (income)/expense, net
Interest expense	$130	$79	$370	$249
Interest income	(74)	(28)	(201)	(96)
Foreign exchange transaction (gains)/losses	(11)	—	—	47
Other income, net	(79)	(13)	(110)	(32)

	$(34)	$38	$59	$168

APPENDIX 1

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(Unaudited, dollars in millions)

Three months ended September 30, 2006

	Cost of products sold	Research and development	Provision for restructuring, net	Litigation income	Other (income)/ expense, net	Total
Litigation Matters:
Insurance recovery	$—	$—	$—	$(9)	$—	$(9)
Product liability	—	—	—		11	11
Commercial litigation	—	—	—	—	(40)	(40)

				(9)	(29)	(38)
Other:
Accelerated depreciation and asset impairment	72	—	—	—	—	72
Downsizing and streamlining of worldwide operations	—	—	2		—	2
Upfront and milestone payments	—	17	—	—	—	17

	$72	$17	$2	$(9)	$(29)	53

Income taxes on items above						(5)
Minority interest, net of taxes						13
Change in estimate for taxes on prior year items						39

Reduction to Net Earnings from Continuing Operations						$100

Three months ended September 30, 2005

	Cost of products sold	Gain on sale of business	Provision for restructuring, net	Litigation income	Other expense, net	Total
Litigation Matters:
Insurance recoveries	$—	$—	$—	$(26)	$—	$(26)

Other:
Gain on sale of Consumer Medicines businesses	—	(569)	—	—	—	(569)
Loss on sale of fixed assets	—	—	—	—	1	1
Accelerated depreciation and asset impairment	35	—	—	—	—	35
Downsizing and streamlining of worldwide operations	—	—	(5)	—	—	(5)

	$35	$(569)	$(5)	$(26)	$1	(564)

Income taxes on items above						202

Increase to Net Earnings from Continuing Operations						$(362)

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE NINE MONTHS ENDED SEPTEMBER, 2006 AND 2005

(Unaudited, dollars in millions)

Nine months ended September 30, 2006

	Cost of products sold	Research and development	Marketing, selling and admin.	Provision for restructuring, net	Litigation income	Other (income)/ expense, net	Gain on sale of product asset	Total
Litigation Matters:
Insurance recovery	$—	$—	$—	$—	$(30)	$—	$—	$(30)
Product liability	—	—	—	—	—	11	—	11
Commercial litigations	—	—	—	—	(14)	—	—	(14)

	—	—	—	—	(44)	11	—	(33)
Other:
Accelerated depreciation, asset impairment and contract termination	138	1	4	—	—	—	—	143
Downsizing and streamlining of worldwide operations	—	—	—	6	—	—	—	6
Upfront and milestone payments	—	35	—	—	—	—	—	35
Gain on sale of product asset	—	—	—	—	—	—	(200)	(200)

	$138	$36	$4	$6	$(44)	$11	$(200)	(49)

Income taxes on items above								47
Change in estimate for taxes on prior year items								39

Reduction to Net Earnings from Continuing Operations								$37

Nine months ended September 30, 2005

	Cost of products sold	Research and development	Gain on sale of business	Litigation (income)/ charges, net	Other (income)/ expense, net	Total
Litigation Matters:
Private litigations and governmental investigations	$—	$—	$—	$373	$—	$373
ERISA liability and other matters	—	—	—	20	—	20
Insurance recoveries	—	—	—	(321)	—	(321)

	—	—	—	72	—	72
Other:
Gain on sale of equity investment	—	—	—	—	(27)	(27)
Loss on sale of fixed assets	—	—	—	—	18	18
Accelerated depreciation and asset impairment	69	2	—	—	—	71
Gain on sale of Consumer Medicines businesses	—	—	(569)	—	—	(569)
Upfront and milestone payments	—	35	—	—	—	35
Debt retirement costs	—	—	—	—	69	69

	$69	$37	$(569)	$72	$60	(331)

Income taxes on items above						178
Adjustment to taxes on repatriation of foreign earnings						(135)

Increase to Net Earnings from Continuing Operations						$(288)